Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Announces Promotion of Nate Baxter to COO;
Mike Lukemire to Remain President Until Retirement in Fiscal 2024

MARYSVILLE, Ohio, August 28, 2023 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that it is executing a succession plan for President and COO Mike Lukemire in preparation for his retirement in fiscal 2024.

Under the plan approved by the Board of Directors and agreed upon by Lukemire and Chairman and CEO Jim Hagedorn, Lukemire will step down as COO on September 3, 2023, and retain his position as president until his retirement. In a related move, Nate Baxter, 50, executive vice president of technology & operations, will be promoted to chief operating officer on September 4, 2023, reporting to Lukemire, who will mentor Baxter during a transition period. Lukemire, 65, has been with the Company for almost 28 years, serving as president since February 2016 and COO since January 2015. He continues reporting to Hagedorn.

“Mike is a trusted member of the executive team whose commitment to our Company, shareholders and associates is beyond reproach,” Hagedorn said. “His pragmatic, inspirational and results-focused leadership will help facilitate a smooth transition for Nate among all our stakeholders. I appreciate his long-standing partnership in which we together have navigated the Company through times of prosperity, challenging periods and an unprecedented pandemic.

“Since joining our Company earlier this year, Nate has demonstrated a willingness to step up and make an impact while building important relationships inside and outside our organization. His leadership skills and experience in all aspects of operations will be an asset in his expanded role. When coupled with his deep knowledge of our business through his membership in the Hagedorn Partnership, I am confident in his future success as COO and one of our next-generation leaders.”

Baxter joined the Company on April 28, 2023, to oversee research and development, information technology, regulatory, quality and environmental health and safety. In his new role, he additionally will be responsible for supply chain, sales and marketing. He previously was president of TEL U.S., a Tokyo Electron Ltd. subsidiary that manufactures semiconductor and flat panel manufacturing equipment, where he led development, production, sales and marketing. He also worked with Intel Corporation in technology, supply chain, strategy and management. He has undergraduate and advanced degrees from Rollins College and Georgia Institute of Technology, respectively, and is a general partner of the Hagedorn Partnership, L.P, which owns about 25 percent of the Company’s common shares.

About ScottsMiracle-Gro

With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at
www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044